EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
December 8, 2005	(804) 217-5897

DYNEX CAPITAL, INC.
ANNOUNCES DETAILS OF PARTIAL REDEMPTION
OF SERIES D PREFERRED STOCK
AND ANNOUNCES FOURTH QUARTER PREFERRED STOCK DIVIDEND

Glen Allen, VA - December 8, 2005- Dynex Capital, Inc. (NYSE: DX) announced today the terms of its redemption of 25%, or approximately 1.4 million shares, of its outstanding Series D 9.50% Cumulative Convertible Preferred Stock (NYSE:DXPRD). The Company also announced that it will mail today a formal notice of the partial redemption to the Series D Preferred Stock shareholders pursuant to the requirements of Section 5 of the Series D Preferred Stock designation under the Company’s Articles of Incorporation.

The notice states that the effective date of the redemption, which will be made in cash and which will be on a pro rata basis, will be January 9, 2006 (the “Call Date”). In accordance with its Articles of Incorporation, the Company will pay $10.00 for each share of Series D Preferred Stock redeemed, plus accrued dividends of $0.0238 per share for the period January 1, 2006 through the Call Date. In order to receive the cash consideration, Series D Preferred Stock shareholders, or their broker-dealer designees, are required to present all Series D Preferred Stock certificates to Wachovia Bank, N.A., which will then issue a check for the shares redeemed and a new stock certificate for the unredeemed shares. In addition, up until the Call Date, Series D Preferred Stock shareholders will have the right to convert shares of Series D Preferred Stock into Common Stock on a one-to-one basis. After the Call Date, these shareholders maintain the option to convert the shares of Series D Preferred Stock that were not redeemed into Common Stock.

The Company also announced today that its Board of Directors has declared a dividend on its Series D Preferred Stock of $0.2375 per share for the fourth quarter of 2005. The dividend will be payable on January 31, 2006, to holders of record of the Series D Preferred Stock as of December 31, 2005. The partial redemption of the Series D Preferred Stock will not impact the payment of the dividend for the fourth quarter of 2005 on any shares of Series D Preferred Stock held by holders of record on December 31, 2005.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors that may affect the Company. These factors may include, but are not limited to, changes in general economic and market conditions, changes in the Company’s investment portfolio cash flows, defaults by borrowers on loans in the Company’s investment portfolio, defaults by third-party servicers, prepayments of investment portfolio assets by borrowers, fluctuations in interest rates competition, and regulatory changes. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended September 30, 2005, as filed with the Securities and Exchange Commission.

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